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                                                                  Exhibit (c)(3)

June 18, 1999


Terry Broderick
President
Royal & SunAlliance, USA, Inc.
9300 Arrowpoint Blvd.
Charlotte, NC  28273-8135

Dear Terry:

     In connection with consideration of a possible transaction (the "Transaction") involving Royal & SunAlliance, USA, Inc. or one of its affiliates, (collectively, "RSA") and Orion Capital Corporation ("Orion"), Orion has furnished or will furnish to RSA, its directors, officers, employees, agents or representatives, and RSA has furnished or will furnish to Orion, its directors, officers, employees, agents or representatives, information (in both written and oral form) related to the business and operations of Orion and RSA, respectively All such information furnished to RSA and its Representatives (as defined below) and all such information furnished to Orion and its Representa tives whether prior to, on, or following the date hereof, together with analysis, compilations, forecasts, studies or other documents or records prepared by Orion or its Representatives on the one hand, or RSA or its Representatives on the other, which contain, are based on or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor or other similar device, are collectively referred to herein as the "Evaluation Material."

     Orion and RSA hereby agree as follows:

(1) Each shall use the Evaluation Material solely for the purpose of evaluating the Transaction and each shall keep the Evaluation Material confidential, except that each may disclose the Evaluation Material or portions thereof to those of its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) and (with the prior written consent of Orion in each case, which consent shall not be unreasonably withheld) potential sources of financing (if any) for the Transaction (collectively, the "Representatives") (a) who need to know such information for the purpose of evaluating the Transaction, (b) who are informed of the confidential nature of the Evaluation Material and (c) who agree to be bound by the terms of
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     Sections 1 through 5 and 11 through 14 of this agreement as if they were parties hereto. Each party shall be responsible for any breach of this agreement by its Representatives. In the event that either party or any of its Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, that party shall provide the other with prompt notice of such requirement, and shall furnish only that portion of the Evaluation Material which is in the opinion of its legal counsel legally required, and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such Evaluation Material.

(2) If either Orion or RSA determines not to proceed with the Transaction, the party making such determination will promptly inform the other of that decision and, in that case or at any time upon the request of either party, Orion and RSA shall, and each party's Representatives shall, at the option of the party possessing the Evaluation Material, promptly (i) destroy all copies of the written Evaluation Material in its possession or under their custody or control (including that stored in any computer, word processor or similar device) and confirm such destruction to the other party in writing or (ii) return to the other party all copies of any Evaluation Material furnished to it by or on behalf of the other party in its possession or in the possession of its Representatives. Any oral Evaluation Material will continue to be held subject to the terms of this agreement.

(3) The term "Evaluation Material" does not include any information which (i) is or becomes generally available to the public (other than as a result of a disclosure by the party receiving the Evaluation Material (the "Receiving Party") or by any of its Representatives); (ii) was available to the Receiving Party or its Representatives on a non-confidential basis from a source (other than the other party or its Representatives) that is not and was not prohibited from disclosing such information to the Receiving Party by a contractual, legal or fiduciary obligation of which the Receiving Party is aware or should have been aware or (iii) is independently developed based on information received by the Receiving Party as described in (i) or (ii) of this paragraph.

(4) Without the prior written consent of the other, neither Orion nor RSA nor their respective Representatives shall disclose to any person (a) that any investigations, discussions or negotiations are taking place concerning the Transaction or any other possible Transaction involving Orion and RSA,
     (b) that either party has requested or received any Evaluation Material or
     (c) any of the terms, conditions or other facts with respect to the Transaction or such investigations, discussions or negotiations, including


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     the status thereof. The term "person" as used in this agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or entity.

(5) Orion and RSA each acknowledges that it and its Representatives may receive material non-public information in connection with the evaluation of the Transaction and each is aware (and will so advise its Representatives) that the United States securities laws impose restrictions on trading in securities when in possession of such information.

(6) Although Orion and RSA have endeavored to include in the Evaluation Material information known to them which they believe to be relevant for the purpose of consideration of the Transaction, each understands and acknowledges that neither Orion nor RSA nor any of their respective officers, directors, employees, affiliates, stockholders, agents or controlling persons is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and each of Orion, RSA and such other persons expressly disclaims any and all liability to the other or any other person that may be based upon or relate to (a) the use of the Evaluation Material by either party or any of its Representatives or (b) any errors therein or omissions therefrom. Orion and RSA further agree that neither is entitled to rely on the accuracy and completeness of the Evaluation Material and that each will be entitled to rely solely on those particular representations and warranties, if any, that are in a definitive agreement relating to the Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

(7) Orion and RSA acknowledge that remedies at law may be inadequate to protect against any actual or threatened breach of this agreement by either party or its Representatives, and, without prejudice to any other rights and remedies otherwise available to the non-breaching party, each party agrees that the non-breaching party shall be entitled to seek equitable relief in its favor. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this agreement has been breached by either party or its Representatives, then the breaching party will reimburse the non-breaching party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.


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(8)  For a period one year following the date hereof, neither party shall directly or indirectly solicit for employment any officer, director, or employee of the other or the other's affiliates, with whom such party had contact or who became known to such party in connection with consideration of the Transaction, except that neither party shall be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation, (ii) responds to any public advertisement or (iii) has been terminated by the other party or its affiliates prior to commencement of employment discussions.

(9) In consideration of substantial expenditures of time, effort and expense to be undertaken by RSA in connection with the evaluation of a possible Transaction, Orion undertakes and agrees that from and after the date on which RSA shall present a term sheet which is reasonably satisfactory to Orion as a basis for further discussion and until the earliest of (i) the execution of a definitive purchase agreement, (ii) the mutual termination of the due diligence process relating to the Transaction or (iii) July 15 , 1999 neither it, nor any officer, director, affiliate or agent shall (except as provided below) solicit or encourage inquiries or proposals with respect to, further information relating to, participate in any negotiations or discussions concerning, or cooperate in any manner relating to any change in control of Orion, or any sale of (or granting of any option with respect to), any assets of, or of an equity interest in Orion other than as contemplated in this agreement and will notify RSA immediately if any such inquiries or proposals are received by, any information is requested, or any such negotiations or discussions are sought to be initiated with Orion. RSA acknowledges that it has been informed that Orion has received preliminary indications of interest from several entities with respect to the purchase by those entities of certain program and binding authority business of Orion Specialty. RSA agrees that Orion may continue to respond to requests from those entities for information; provided, however, Orion agrees that during the period of exclusivity referred to in the first sentence of this Section 9, Orion will not enter into a definitive agreement with respect to the disposition of such Orion Specialty business.

(10) Without the prior written consent of the Board of Directors of Orion, RSA will not, prior to the first anniversary of this letter, (a) initiate any contact with any of the directors or employees, shareholders, capital providers or clients of Orion (other than in relation to matters which do


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     not breach this confidentiality agreement and are unrelated to the
     Transaction or any similar transaction) or (b) solicit, or join or encourage or support any group to solicit, proxies or consents from the shareholders of Orion or make any offer or proposal, or join or encourage or support any group in making any offer or proposal, to Orion or its Board of Directors or its shareholders which is intended to result in the acquisition by RSA or such group of more than 10% of the business or assets or earning power of Orion or more than 10% of the number of shares of Common Stock of Orion outstanding at the time. Notwithstanding the preceding sentence, if (a)(1) the Board of Directors of Orion approves a transaction with any person (other than Orion or any employee benefit plans of Orion) and (2) such transaction would result in such person beneficially owning more than 50% of the outstanding voting securities of Orion or all or substantially all of Orion's assets, or (b) any person or "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (other than Orion or RSA or a group of which RSA is a member) shall have commenced or publicly announced its intention to commence a tender or exchange offer for more than 50% of the outstanding voting securities of Orion, or any securities convertible into more than 50% of the outstanding voting securities of Orion, or any options, warrants or other rights to acquire more than 50% of the outstanding voting securities of Orion, then RSA shall not be prohibited thereafter from taking any of the actions described in the preceding sentence.

(11) Each party agrees that no failure or delay by the other in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(12) This agreement is for the benefit of Orion and RSA, and their respective successors and assigns.

(13) This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles.

(14) This agreement contains the entire agreement between Orion and RSA concerning the subject matter hereof, and no modification of this agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by Orion and RSA.


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     Please confirm your agreement to the foregoing by signing both copies of this agreement and returning one to Orion Capital Corporation, Attn: W. Marston Becker

                              Very truly yours

                              ORION CAPITAL CORPORATION


                              By:   _____________________________
                                    W. Marston Becker
                                    Chief Executive Officer



CONFIRMED AND AGREED AS
OF THE DATE WRITTEN ABOVE:

ROYAL & SUN ALLIANCE, USA, INC.



By:  ______________________________
     Terry Broderick
     President


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